AMENDED AND RESTATED EMPLOYMENT AGREEMENT


This Amended and Restated Employment Agreement (the "Agreement") is entered into as of the 17th day of February, 1999, by and between Michael D. Kallet (the "Employee") and ICG PST, Inc. (formerly known as Netcom On-Line Communication Services, Inc.), a Delaware corporation (the "Corporation").

WHEREAS, Corporation and Employee entered into an Employment Agreement dated June 1, 1997 as modified by a letter dated November 20, 1998 (the "First Employment Agreement"), and

WHEREAS, Corporation and Employee desire to amend and restate the First Employment Agreement.

NOW THEREFORE, the parties agree as follows :

For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:                TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION
                           AND BENEFITS DURING EMPLOYMENT
                           (Sections 1-5, beginning on page 2)

SECOND PART:               COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR
                           CONSTRUCTIVE TERMINATION (Sections 6-9,
                           beginning on page 6)

THIRD PART:                PARACHUTE PAYMENTS
                           (Sections 10-11, beginning on page 8)

FOURTH PART:               TRADE SECRETS, SUCCESSORS, MISCELLANEOUS PROVISIONS,
                           SIGNATURE PAGE (Sections 12-15,
                           beginning on page 11)

FIRST PART:                TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION
                           AND BENEFITS DURING EMPLOYMENT

Section 1:  Term of Employment

(a) Basic Rule: The Corporation agrees to continue the Employee's employment, and the Employee agrees to remain in employment with the Corporation, from February 15, 1999, until the earliest of:

     (1)  The date of the Employee's death; or

     (2) The date when the Employee's employment terminates pursuant to Subsection (b), (c), (d) and (e) below.

(b) Early Termination or Resignation. The Corporation may terminate the Employee's employment at any time and for any reason by giving the Employee written notice. The Employee may terminate the Employee's employment for any reason by giving the Corporation not less than 30 days' advance notice in writing.

(c) Termination for Cause. The Corporation may terminate the Employee's employment at any time for Cause shown. For all purposes under this Agreement, "Cause" shall mean (1) a willful failure by the Employee to substantially perform the Employee's duties under this Agreement, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment, (2) a willful act by the Employee that constitutes gross misconduct and that is materially injurious to the Corporation, (3) a willful breach by the Employee of a material provision of this Agreement or (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation that is materially and demonstrably injurious to the Corporation. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation's best interest.

(d) Termination for Disability. The Corporation may terminate the Employee's employment for Disability by giving the Employee written notice. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time the notice is given, has been unable to perform the Employee's duties under this Agreement for a period of not less than three consecutive months as a result of the Employee's incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of the Employee's duties under this Agreement before the termination of the Employee's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(e) Termination of Agreement. This Agreement shall expire when all obligations of the parties hereunder have been satisfied. In addition, either the Corporation or the Employee may terminate this Agreement for any reason, and without affecting the Employee's status as an employee, by giving the other party one year's advance notice in writing. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits under this Agreement on account of a termination of employment occurring prior to the termination of this Agreement.

Section 2:  Duties and Scope of Employment

(a) Position. The Corporation agrees to employ the Employee for the term of employment under this Agreement in the position of Senior Vice President and General Manager and Chief Operating Officer and the duties associated with this position.

     These duties will include the overall management of the Corporation, including responsibility for the P&L of the company and product planning, marketing, operations, engineering, R&D, customer service and support. Duties also include responsibility of sales in conjunction with the Sales team managed out of the Telecom Group. The company's business is focused on the inter-exchange data networking business, supplying ISPs, Telecom and other end-user customers with network backbone, network related products that extend outside of the telecom-switch central office, and other value add data services, including but not limited to Voice over IP (VOIP), and other IP services. This includes the definition, creation, marketing, selling, operating and supporting of these services along with the product road map.

     Employee agrees that neither assuming the title nor the duties described in this Section 2 shall result in a Constructive Termination under this or the First Employment Agreement.

(b) Obligations. During the term of employment under this Agreement, the Employee shall devote the Employee's full business efforts and time to the business and affairs of the Corporation as needed to carry out his duties and responsibilities hereunder subject to the overall supervision of the Corporation's Chief Executive Officer or President. The foregoing shall not preclude the Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Employee's responsibilities to the Corporation.

Section 3:  Base Compensation, Employee Bonus

(a) Effective during the term of employment under this Agreement, the Corporation agrees to pay the Employee as compensation for services a base salary at the annual rate of $220,000, or at such higher rate as the authorized Corporation corporate officer(s) may determine from time to time. Such salary shall be payable in accordance with the standard payroll procedures of the Corporation. Once the authorized corporate officer(s) have increased such salary, it thereafter shall not be reduced; provided, however, that if a Change in Control has not occurred, such salary
     (including any increases) may be reduced by the Corporation if (1) the Employee commits an act or omission that meets the definition of Cause, as defined in Section 1(c), or (2) the Employee and all other executive officers of the corporation who are parties to written employment agreements containing substantially the same provisions as this Agreement have their salaries (including any increases) reduced by the same percentage amount for the same time period. The annual compensation specified in this Section 3(a), together with any increases in such compensation that the authorized corporate officer(s) may grant from time to time, and together with any reductions made in accordance with this
     Section 3, is referred to in this Agreement as "Base Compensation".

(b) In addition to the Base Compensation described in Section 3(a), Employee shall be eligible to receive an incentive bonus not to exceed forty-five percent (45%) of Employee's base salary (the "Employee Bonus"). Seventy percent of the Employee Bonus shall be based on the performance of the Corporation. Thirty percent of the Employee Bonus shall be based on Employee's individual performance. Specific bonus amounts as well as the standards to measure the Corporation's performance and the Employee's performance will defined by the Corporation in writing and agreed to by Employee. Performance objectives will be set and measured quarterly, and bonus paid in accordance with the ICG Communications, Inc. ("ICG") bonus payment schedule.

Section 4:  Employee Benefits, Stock Options

(a) In General. During the term of employment under this Agreement, the Employee shall be eligible to participate in all employee benefit plans and executive compensation programs maintained by the Corporation, including (without limitation) savings or profit-sharing plans, deferred compensation plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program.

     In the event Corporation adopts a phantom stock plan (or any other similar compensation or benefit plan for selected employees of the Corporation that is based upon or calculated with reference to the stock or securities of ICG, whether or not it actually involves the sale or issuance of securities), Employee shall participate in such plan. Employee's
     Participation in the plan shall include a percentage of stock or compensation that is no less than any other PST operating executive.

(b) Within thirty (30) days after this Agreement has been executed by both parties, Corporation shall request that the ICG Board of Directors approve issuing Employee options for 25,000 shares of ICG common stock pursuant to the terms and conditions of the 1998 ICG Stock Option Plan.

(c) The parties acknowledge that all stock options granted to Employee under the Netcon On-Line Communication Services, Inc. 1993 Stock Option Plan (Amended and Restated as of January 23, 1997) have been vested. If
     Employee's employment terminates for any reason including Employee's resignation, solely for purposes of determining exercisability of the stock options under the applicable stock option plans, the Employee's termination date shall be considered to be nine (9) months after the actual date of termination (the "Stock Option Termination Date"). Employee will be entitled to exercise his vested stock options on or before the expiration of 90 days after the Stock Option Termination Date in accordance with the stock option agreements under which the grants were made. Employee shall have no rights as to vested options not exercised prior to the expiration of 90 days after the Stock Option Termination Date.

(d) In addition, in the event of a Change of Control as defined in Section 9 below, 50% of the original amount of all options (or the remaining unvested options, if less than 50%) granted to Employee under ICG's stock option plan(s), shall vest upon the effective date of the Change in Control.

(e) Notwithstanding anything in this Agreement or the applicable stock option plan(s) to the contrary, in the event Employee's employment with the Corporation is terminated in a Qualifying Termination as defined in Section 7(a) of the Agreement, then all stock options granted to Employee by the Corporation, and all options granted to Employee under ICG's stock option plan, shall become vested and exercisable on the date of such Qualifying Termination. In addition, solely for purposes of determining exercisability the stock options under the applicable stock option plans, the Employee's termination date shall be considered to be nine (9) months after the actual date of termination (the "Stock Option Termination Date"). Employee will be entitled to exercise his vested stock options on or before the expiration of 90 days after the Stock Option Termination Date in accordance with the stock option agreements under which the grants were made. Employee shall have no rights as to vested options not exercised prior to the expiration of 90 days after the Stock Option Termination Date.

Section 5:  Business Expenses and Travel

During the term of employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Employee's duties hereunder. The Corporation shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable policies.

SECOND PART: COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR
             CONSTRUCTIVE TERMINATION.

Section 6:

This Second Part of the Agreement, consisting of Sections 6 through 8, describes the benefits and compensation, if any, payable in case of termination of employment.

Section 7: Involuntary Actual or Constructive Termination Without Cause or Disability.

In the event that, during the term of this Agreement, the Employee's employment terminates in a Qualifying Termination, as defined in Subsection (a), then, after executing the release of claims described in Section 7(d), the Employee shall be entitled to receive the payments and benefits described in Subsections
(b) and (c).

(a)  Qualifying Termination. A Qualifying Termination occurs if:

     (1) The Corporation terminates the Employee's employment for any reason other than Cause or Disability; or


     (2)  The  Employee  separates  from  employment  with  the  Corporation  in response to a "Constructive Termination" which means a reduction or material change in salary, benefits, title, positions, duties, responsibilities, powers and reporting structure, or requirement to relocate, except for office locations that would not increase the Employee's one-way commute distance by more than twenty (20) miles.

(b) Severance (1x payment). The Corporation shall pay to the Employee following the date of the employment termination and over the succeeding 12 months, in accordance with standard payroll procedures (or in a single, lump some payment due at the time of such termination if termination occurs within six months after a Change in Control as defined in Section 9 below), an amount equal to the following:

     (1) One times the Employee's Base Compensation in effect on the date of the employment termination; plus

     (2) 100% of the greater of the Employee's prior year's annual incentive bonus or the Employee's annual incentive bonus earned on a quarterly basis as of the date of the termination, assuming the Employee was employed on the last day of the quarter in which termination of employment occurred.

          Any other provision of this Agreement or of the Corporation's incentive Bonus Plan notwithstanding, after the amount described in this Subsection (b) has been paid to the Employee, the Employee shall have no further interest in such Plan.

(c) Twelve Months of Life Insurance and Health Plan Coverage. The coverage described in this Subsection (c) shall be provided for a "Continuation Period" beginning on the date when the employment termination is effective and ending on the earlier of (1) the 12-month anniversary of the date when the employment termination is effective or (2) the date of the Employee's death. During the Continuation Period, the Employee (and, when applicable, the Employee's dependents) shall be entitled to continue participation in the group term life insurance plan and in the health care plan for employees maintained by the Corporation as if the Employee were still an employee of the Corporation. The coverage provided under this Subsection
     (c) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended. Where applicable, the Employee's compensation for purposes of such plans shall be deemed to be equal to the Employee's compensation (as defined in such plans) in effect on the date of the employment termination. To the extent that the Corporation finds it undesirable to cover the Employee under the group life insurance and health plans of the Corporation, the Corporation shall provide the Employee (at its own expense) with the same level of coverage under individual policies.

(d) Release of Claims. As a condition to the receipt of the payments and benefits described in this Section 7, the Employee shall be required to execute a release of all claims arising out of the Employee's employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Corporation under any indemnification agreement with the Corporation, its certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

(e) Conditions to Receipt of Payments and Benefits. In view of Employee's position and his access to Confidential Information, as a condition to the receipt of payments and benefits described in this Section 7, the Employee shall not, without the Corporation's written consent, directly or indirectly, alone or as a partner, joint venture, officer, director, employee, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) engage in any activity which is in competition with the business, the products or services of the Corporation (a list of competitors and competitive products and services, which may be updated, is attached hereto); (ii) solicit any of the Corporation's employees, consultants or customers, (iii) hire any of the Corporation's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Corporation, or (iv) otherwise breach his Confidential Information obligations.

(f) No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7, nor shall any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.

Section 8: Other Terminations Under This Part

If  termination  of  employment,  actual or  constructive,  is not  described in
Section 7, then the Employee is entitled only to the compensation, benefits and reimbursements payable under the terms of Sections 3, 4 and 5 of this Agreement for the period preceding the effective date of the termination including any disability or death benefits to which Employee (or his estate or beneficiary(s)) may be entitled as a result of termination of his employment on account of Disability or death. The payments under this Agreement shall fully discharge all responsibilities of the Corporation to the Employee upon termination of the Employee's employment. This Section 8 applies, without limitation, to any termination initiated by the Employee (except an Employee-initiated termination that is described in Paragraph 2 of Section 7(a)), termination of employment caused by the Employee's death or Disability, termination of the Employee for Cause, and any constructive termination (not described in Section 7).

Notwithstanding anything in this Section 8 to the contrary, if Employee remains an employee of the Corporation for a minimum period of twelve months commencing after the date hereof, then Employee will have the right to voluntarily terminate his employment with the Corporation anytime thereafter and receive (1) six months salary and fifty percent (50%) of the greater of the prior year's incentive bonus or his annual incentive bonus earned on a quarterly basis as of the date of termination, assuming the Employee was employed on the last day of the quarter in which the termination occurred, and (2) six months of life insurance and health care coverage as described in Section 7(c) of the Agreement.

Section 9: Definition of Change in Control

For all purposes under this Agreement, "Change in Control" shall mean a "Change in Control" of the Corporation, as defined in the Netcom On-Line Communication Services, Inc. 1993 Stock Option Plan as in effect on the date this Agreement is executed, provided, however, that neither the January, 5, 1999 Asset Purchase Agreement between Netcom On-Line Communication Services, Inc. and MindSpring Enterprises Inc. regarding the sale of certain assets or the results arising directly and immediately therefrom shall be considered a Change in Control.

THIRD PART:  PARACHUTE PAYMENTS

Section 10:  Gross-Up Payment:

In the event it is determined that any payment or distribution of any type to or for the benefit of the Employee, pursuant to this Agreement or otherwise, by the Corporation, any Person who acquires ownership or effective control of the Corporation, or ownership of a substantial portion of the assets of the Corporation (within the meaning of section 260G of the Code and the regulations thereunder) or any affiliate of such Person (the "Total Payments") would be subject to the exise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

Section 11:  Determination by Accountant

All mathematical determinations and determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code), in each case which determinations are required to be made under this
Section 11, including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, and amounts relevant to the last sentence of this Section 11, shall be made by an independent accounting firm selected by the Employee from among the largest six accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide to the Corporation and to the Employee its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, within ten days after termination of the Employee's employment, if applicable, or at such earlier time following termination of employment as is requested by the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on the Employee's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within ten days after the Determination is delivered to the Corporation or the Employee. Any determination by the Accounting Firm shall be binding upon the Corporation and the Employee, absent manifest error.

As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Corporation and members of the Corporation should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Corporation and members of the Corporation that should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Corporation promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by the Corporation, and otherwise reasonably cooperate with the Corporation to correct such Overpayment; provided, however, that (1) Employee shall not in any event be obligated to return to the Corporation an amount greater than the net after-tax portion of the Overpayment that he has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section 13, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee repaying to the Corporation an amount that is less than the Overpayment.

FOURTH PART:  TRADE SECRETS, SUCCESSORS, MISCELLANEOUS
              PROVISIONS, SIGNATURE PAGE

Section 12:  Confidential Information

(a) Acknowledgment. The Corporation and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and that, as a result of the Employee's employment, the
     Employee will be in a relationship of confidence and trust with the Corporation and will come into possession of "Confidential Information" (1) owned or controlled by the Corporation, (2) in the possession of the Corporation and belonging to third parties, or (3) conceived, originated, discovered or developed, in whole or in part, by the Employee. As used herein "Confidential Information includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Employee's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, ID's or email addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Corporation advises the Employee otherwise in writing.

(b) Nondisclosure. The Employee agrees that the Employee will not, without the prior written consent of the Corporation, directly or indirectly use or disclose Confidential Information to any person, during or after the Employee's employment, except as may be necessary in the ordinary course of performing the Employee's duties under this Agreement. The Employee will keep the Confidential Information in strictest confidence and trust. This
     Section 15 shall apply indefinitely, both during and after the term of this Agreement.

(c) Surrender Upon Termination. The Employee agrees that in the event of the termination of the Employee's employment for any reason, the Employee will immediately deliver to the Corporation all property belonging to the Corporation, including all documents and materials of any nature pertaining to the Employee's work with the Corporation, and will not take with the Employee any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Employee is free to use information that is in the public domain (not as a result of a breach of this Agreement).

Section 13:  Successors

(a) Corporation's Successors. The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. The Corporation's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which the Employee would have been entitled hereunder if the Corporation had involuntarily terminated the Employee's employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

(b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 14:  Miscellaneous Provisions

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. In addition, the Employee hereby acknowledges and agrees that this Agreement supersedes in its entirety any employment agreement between the Employee and the Corporation in effect immediately prior to the effective date of this Agreement. As of the effective date of this Agreement, such employment agreement shall terminate without any further obligation by either party thereto, and the Employee hereby relinquishes any further rights that the Employee may have had under such prior employment agreement.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

(d) No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement.

(e) Choice Of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, irrespective of California's choice-of-law principles.

(f)  Severability.  The  invalidity  or  unenforceability  of any  provision  or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Except as otherwise provided in Section 14 and in the enforcement of Section 15, any dispute or controversy arising out of the Employee's employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be settled exclusively by arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (h) shall be void.

(i) Employment at Will; Limitation of Remedies. The Corporation and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(j) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(k) Benefit Coverage Non-Additive. In the event that the Employee is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

Section 15: Effectiveness.

Notwithstanding anything in this Agreement to the contrary, this Agreement shall only be effective upon the closing of the MindSpring Agreement. In the event the MindSpring Agreement does not close, then this Agreement shall be null and void and the First Employment Agreement shall remain in full force and effect according to its terms and conditions.

Section 16 : Release.

Each party does hereby release, acquit and forever discharge the other party, its related entities, parents, subsidiaries, agents, employees, predecessors, successors and assigns and any other person or entity of and from any and all past, present or future claims for payment, claims or obligations of any nature whatsoever, whether compensatory or punitive or any other nature, arising from or in connection with the First Employment Agreement. This Agreement shall replace the First Employment Agreement and the First Employment Agreement shall be void and of no effect.


IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written. Employee has consulted (or has had the opportunity to consult) with his own counsel prior to execution of this Agreement.

AGREED AND ACCEPTED

Michael D. Kallet




/s/ Michael D. Kallet
---------------------------


ICG PST, Inc.



By    Mike D. Kallet
      ----------------------------
Title President
      ---------------------------



                                      Read, Acknowledged and Agreed to:



                                      ICG Communications, Inc.



                                      By /s/ Harry R. Herbst
                                         -----------------------------

                                      Title EVP, CFO
                                            --------------------------